Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN NAMES KELLY STACY SENIOR VICE PRESIDENT OF FIELD OPERATIONS AND DISTRIBUTION; INITIATES SEARCH FOR CHIEF MARKETING OFFICER

SPRINGFIELD, Ill., July 20, 2015 -- Horace Mann Educators Corporation (NYSE: HMN), the largest multiline insurance and financial services provider serving the nation’s educators, announced today that Kelly Stacy will join the company as the Senior Vice President of Field Operations and Distribution. In this role, Stacy will lead the company’s exclusive agency distribution channel and national field operations.

“I am excited to welcome Kelly to Horace Mann,” said Marita Zuraitis, President and CEO of Horace Mann Educators Corporation. “Kelly is a seasoned insurance executive with over 30 years of industry experience. His track record of successfully expanding agency channels and streamlining operations will prove to be an asset as we further improve agent productivity and proficiency. Our exclusive agency force is the ambassador of the Horace Mann customer experience, and I am confident that Kelly’s leadership will result in a stronger, more productive agency channel that supports our goal of being the preferred insurance and financial services company for the nation’s educators.”

Stacy joins Horace Mann from The Hanover Insurance Group, where he recently served as Regional President of the Northeast Region. Previously, Stacy served as Vice President of Distribution and Field Management at The Travelers Companies.

Effective immediately, Stephen Cardinal will transition into a strategic marketing role focused on driving new initiatives and will no longer serve in the capacity of Chief Marketing Officer. Cardinal will continue to report to Zuraitis. The company is currently conducting a search for a Chief Marketing Officer.

In addition, William Caldwell was recently promoted to Executive Vice President, Property & Casualty, and continues to lead the Property & Casualty operations and the customer contact center.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's most recent Quarterly Report on Form 10-Q, as well as past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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